Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY SPECIALTY PRODUCTS RESOLVES FEDERAL

ENVIRONMENTAL INVESTIGATION

ATLANTA, June 29, 2007 – Acuity Brands, Inc. (NYSE: AYI) today announced that its Acuity Specialty Products Group, Inc. (“ASP”) subsidiary finalized the resolution of a federal environmental investigation in a manner consistent with the tentative resolution announced on April 4, 2007. ASP entered into a plea agreement with the United States Department of Justice involving a Clean Water Act violation related to ASP’s pretreatment of wastewater discharged to the City of Atlanta for treatment. The plea agreement, which was accepted today by United States District Judge Shoob, brings to an end a federal investigation into past practices at ASP’s facility on Seaboard Industrial Boulevard in Atlanta, Georgia. The details of the investigation have been previously disclosed in Acuity Brands’ filings with the Securities and Exchange Commission.

Under the plea agreement, ASP admitted to one felony count for failure to meet the requirements of its wastewater pretreatment permit. Consistent with the terms of the plea agreement, the Court today imposed a $3.8 million fine on ASP and also placed ASP on unsupervised probation for a term of three years. In addition, ASP has entered into a three-year EPA-administered compliance agreement that is incorporated into the probation requirements.

The conduct that was the subject of the plea agreement took place during or prior to 2002 and did not result in any adverse environmental impact or any regulatory

News Release	2

noncompliance by the City of Atlanta. While ASP has already resolved with the City the violation underlying the plea agreement, ASP continues to discuss with the City whether another matter raised in the investigation, involving past pumping of groundwater through ASP’s pretreatment system, warrants a penalty.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, stated: “Upon learning of the matters that were the subject of this federal investigation, we commenced our own comprehensive internal investigation and cooperated with the federal authorities. It is clear that the actions of certain ASP employees were wrong and simply not consistent with the way we do business. Those actions were directed by non-executive employees of ASP who are no longer with the business. We have taken extensive corrective actions to address the misconduct, including significant investments in equipment, training, personnel, and compliance audit programs. As previously announced, we accrued fully for the federal fine in prior quarters. As we have also previously disclosed, we are in the process of conducting additional soil and groundwater studies at our Seaboard Industrial Boulevard site.”

Mr. Nagel concluded, “We are pleased that this wastewater matter has been resolved with the Department of Justice in a manner that will allow ASP to pursue its many opportunities going forward, including government business. We consider this resolution to be an important, positive step forward as our current management team looks to set an example of good environmental stewardship and corporate citizenship.”

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics® and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.